UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 22, 2009

Advance America, Cash Advance Centers, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32363	58-2332639
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 North Church Street
Spartanburg, South Carolina 29306

(Address of principal executive offices) (Zip Code)

(864) 342-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On July 22, 2009, Advance America, Cash Advance Centers, Inc. (the “Company”) was informed that Kenneth E. Compton, the Company’s President and Chief Executive Officer, and certain other individuals who are not officers, directors, or employees of the Company, received “Wells Notices” from the staff of the United States Securities and Exchange Commission (the “SEC”).  The Company understands that the staff intends to recommend that the SEC file a civil injunctive action alleging that Mr. Compton violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder in connection with alleged insider trading involving approximately $20,000 in losses avoided by third parties selling Company stock during 2007.  Mr. Compton has denied making any improper trades or engaging in any wrongdoing or other improper activity.

The Company did not receive a Wells Notice and believes that it is not a subject of this investigation.

A recipient of a Wells Notice is permitted to submit information and defenses in response to the Wells Notice.  Mr. Compton has informed the Company that he will respond to his Wells Notice and that he believes he has meritorious legal and factual defenses.

The Company’s Board of Directors formed a Special Committee of non-management directors to review the allegations and related facts and circumstances. The Special Committee and the other disinterested members of the Board of Directors have determined unanimously to continue their strong support of Mr. Compton in his roles as President, Chief Executive Officer, and Director and remain confident in his leadership.  The Special Committee will continue to monitor this matter as it progresses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    July 28, 2009

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

By:	/s/ J. Patrick O’Shaughnessy
J. Patrick O’Shaughnessy
Chief Financial Officer and Executive Vice President